Exhibit 5.1

[LETTERHEAD OF WINSTON & STRAWN LLP]

September 11, 2003

Bunge Limited Finance Corp.
50 Main Street, 6th Floor
White Plains, NY 10606

  Re:
  Registration Statement on Form F-3 relating to 3-3/4% Convertible Notes due 2022

Ladies and Gentlemen:

        This opinion letter is furnished to you in connection with Amendment No. 1 to the Registration Statement on Form F-3 (File No. 333-10844) (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act"), for the resale by certain selling securityholders identified in the Registration Statement of $7,096,000 original principal amount of 3-3/4% Convertible Notes due 2022 (the "Notes").

        The Notes were issued pursuant to an Indenture, dated as of November 27, 2002 (the "Indenture"), among Bunge Limited Finance Corp., a Delaware corporation (the "Company"), Bunge Limited, a company formed with limited liability under the laws of Bermuda, as guarantor (the "Guarantor"), and The Bank of New York, as trustee (the "Trustee").

        We have acted as United States counsel for the Company in connection with the issuance by the Company of the Notes. We have examined signed copies of the Registration Statement. We have also examined and relied upon the Indenture, resolutions adopted by the board of directors of the Company, as provided to us by the Company, the certificate of incorporation and by-laws of the Company, as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

        In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

        We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of New York, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported decisions interpreting those laws, and the federal laws of the United States of America.

        Our opinions as expressed herein are subject to the following qualifications and comments:

        (a)   The enforceability of the Notes and the obligations of the Company thereunder and the availability of certain rights and remedial provisions provided for in the Notes is subject to (1) the effect of applicable bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, arrangement, liquidation, conservatorship, and moratorium laws, and is subject to limitations imposed by other laws and judicial decisions relating to or affecting the rights of creditors generally, (2) the effect of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) upon the availability of injunctive relief or other equitable remedies, including, without limitation, where (i) the breach of such covenants or provisions imposes restrictions or burdens upon a debtor and it cannot be demonstrated that the enforcement of such remedies, restrictions or burdens is reasonably necessary for the protection of a creditor; (ii) a creditor's enforcement of such remedies, covenants or provisions under the circumstances, or the manner of such enforcement, would violate such creditor's implied covenant of good faith and fair dealing, or would be commercially unreasonable; or (iii) a court having jurisdiction finds that such remedies, covenants or provisions were, at the time made, or are in application, unconscionable as a matter of law or contrary to public policy, and (3) possible judicial action giving effect to governmental actions or foreign laws affecting creditors' rights.

        (b)   We express no opinion with respect to the applicability or effect of state securities or "blue sky" laws with respect to the registration and qualification of the Notes.

        Based upon and subject to the foregoing, we are of the opinion that the Notes have been duly authorized by the Company, and have been duly executed and delivered by the Company. The Notes constitute the binding and valid obligations of the Company, entitled to the benefits provided by the Indenture and enforceable against the Company in accordance with their terms.

        Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion letter is based upon currently existing statutes, rules, regulations and judicial decisions.

        We hereby consent to the filing of this opinion letter with the United States Securities and Exchange Commission (the "Commission") as an exhibit to the Registration Statement in accordance with the requirements of Item 601 (b)(5) of Regulation S-K under the Act and to the use of our name therein and in the related Prospectus under the caption "Legal Matters". In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ WINSTON & STRAWN LLP
WINSTON & STRAWN LLP